Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUES OF $32.1 MILLION

EARNINGS PER SHARE OF $0.26

Bridgewater, MA — January 6, 2012 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $32.1 million for the quarter ended November 30, 2011.  This represents an increase of 2.6% compared to $31.3 million in first quarter of last year.  Net income of $2.33 million decreased $0.6 million from $2.93 million in the prior year period.  Earnings per diluted share of $0.26 in the first quarter of fiscal 2012 fell short of the $0.33 per share in fiscal 2011.

Peter R. Chase, Chairman and Chief Executive Officer commented:  “While revenues were up slightly from the first quarter of fiscal 2011, profit dropped due to a lower margin product mix, a lag in selling price adjustments to cover raw material cost increases and a few costs of a special nature.

“In the Construction Materials segment sales were strong in pipeline commodities while water containment specialty items were substantially lower than in the previous year’s first quarter.  In addition, European-produced pipeline products, while increasing significantly in revenue, still retained a higher than normal scrap rate as a result of some processing issues which began in the previous year. We are confident that the quality issues of this period are under control and margins are expected to improve as the year progresses. New orders show that the market is healthy and demand is strong. As we have noted in the past the project-oriented nature and seasonality of this segment make for a certain amount of volatility from quarter to quarter.

“Industrial Materials performed as expected and we project steady results throughout the year.

“Selling price adjustments have lagged raw material cost increases and in some cases cannot be fully recovered in the short run due to customer notice requirements, customary price change dates and competition.

“Certain supplier inconsistencies have resulted in excess waste and some customer adjustments. While we believe these are now behind us they added to expense over the past six months for the reasons described above as well as additional analytical work required to isolate out-of-specification chemicals. This was costly due to the utilization of specialized test facilities using sophisticated equipment. This process is now internal as we have set up our own test operation which will not only fulfill needs for incoming material screening but will also aid in new product development efforts. We feel very strongly that building in additional safeguards will improve quality and costs as well.

“Realizing long-term cost reduction through facility consolidation remains an important strategic initiative. Expenses for the move of Webster operations to the new Oxford facility were incurred during the quarter. That phase of the plan has been completed and the building in Webster has now been sold. Over the next year the Randolph operations will be transferred to Oxford.

“While the business environment around us remains uncertain, our plans for consolidation, new product development and organic market growth are both solid and dynamic.”

The table summarizes the Company’s financial results for the quarters ended November 30, 2011 and 2010.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2011	2010
Revenues	$32,130	$31,267
Costs and Expenses
Costs of products and services sold	21,999	20,060
Selling, general and administrative expenses	6,992	6,588
Operating income	3,139	4,619
Other income	441	23
Income before income taxes	3,580	4,642
Income taxes	1,253	1,717
Net income	$2,327	$2,925
Net income available to common shareholders, per common and common equivalent share:	$0.26	0.33

Weighted average diluted shares outstanding	8,761	8,754

In the current quarter, other income includes a gain of $425,000 recognized on deposit payments previously received on the sale of the Company’s Evanston, IL property.  The Company is in the process of taking back control and ownership of this leased asset which it previously sold under a seller financing arrangement.

As of November 30, 2011, the Company’s working capital was $34.3 million, including cash on hand of $12.8 million.  The Company’s $10 million line of credit is fully available, while the balance of its unsecured term debt is $10.8 million.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:     508.819.4219

E-mail:    investorrelations@chasecorp.com

Website:  www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.